Exhibit 5.1

[Letterhead of Bracewell & Patterson, L.L.P.]

June 3, 2004

Hillenbrand Industries, Inc.
700 State Route 46 East
Batesville, Indiana 47006-8835

Ladies and Gentlemen:

We have acted as counsel to Hillenbrand Industries, Inc., an Indiana corporation (the “Company”), in connection with the offering and sale by the Company of $250,000,000 aggregate principal amount of its 4.50% Senior Notes due 2009 (the “Notes”), pursuant to the registration statement on Form S-3 (Registration No. 333-107016) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 14, 2003 and Amendment No. 1 thereto filed by the Company with the Commission on August 4, 2003 (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”).

The offering and sale of the Notes is proposed to be made pursuant to an Underwriting Agreement dated June 2, 2004 by and among the Company and Goldman, Sachs & Co. and Citigroup Global Markets Inc., as Representatives of the Underwriters named therein (the “Underwriting Agreement”). The Notes are to be issued pursuant to an Indenture dated as of December 1, 1991 (the “Base Indenture”) between the Company and LaSalle Bank National Association, as Trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 1 relating to the Notes to be entered into between the Company and the Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

We have examined originals or copies certified by officers of the Company of (a) the Underwriting Agreement, (b) the Base Indenture, (c) forms of the Supplemental Indenture and the Notes, (d) certain resolutions adopted by the Board of Directors of the Company, and (e) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of

Hillenbrand Industries, Inc.
June 3, 2003

the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have also assumed the due execution and delivery of the Base Indenture by a duly authorized officer of the trustee thereunder.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Notes, when the Supplemental Indenture has been duly executed and delivered by the Company and the Trustee and the Notes have been executed by the Company and authenticated by the Trustee and issued and delivered in the manner provided in the Indenture against payment of the consideration therefor pursuant to the Underwriting Agreement, will be validly issued and will constitute legally binding obligations of the Company, entitled to the benefits of the Indenture.

In addition to the assumptions, limitations and qualifications set forth above, the enforceability of the Notes is subject to the effect of any applicable bankruptcy (including, without limitation, fraudulent conveyance and preference), insolvency, reorganization, rehabilitation, moratorium or similar laws and decisions relating to or affecting the enforcement of creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief.

The foregoing opinion is based on and limited to the contract law of the State of New York and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and to the references to our firm under the heading “Validity of the Notes” in the prospectus supplement relating to the Notes filed with the Commission pursuant to

Hillenbrand Industries, Inc.
June 3, 2003

Rule 424(b). By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ BRACEWELL & PATTERSON, L.L.P.

Bracewell & Patterson, L.L.P.